EXHIBIT 11(a)

 STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES
  Calculation of Primary Earnings (Loss) Per Common Share

         (in thousands, except share data)


                       Three Months           Nine Months
                       Ended September 30,    Ended September 30,
                       1994       1993        1994       1993

Income (loss) after
 income taxes and
 before cumulative
 effect of
 accounting change     $     8    $ (4,991)   $ (2,714)  $ (9,284)
Cumulative effect
of accounting
change                     --          --       (3,896)         --
Net income (loss)      $     8    $ (4,991)   $ (6,610)  $ (9,284)


Average Number of
 Shares of Common
 Stock Outstanding      28,860       28,572      28,826     28,432


Average Number of
Common Stock
 Equivalents:
  Effect of stock
   options
   outstanding
   after application
   of the treasury
   stock method            479        1,806         648      2,354
                        29,339       30,378      29,474     30,786


Primary Earnings
(loss)
  Per Common Share
  Before cumulative
   effect of
   accounting change   $  .00     $    (.16)  $   (.09)  $   (.30)
  Cumulative effect
  of accounting
  change                   --           --        (.13)        --
  Earnings (loss)
   per share           $   .00    $    (.16)  $   (.22)   $   (.30)